IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

In re:                                                                     )
                                                                             )
MISSISSIPPI CHEMICAL                                  )
            CORPORATION, et al.(1)                       )                  CASE NO. 03-02984 WEE
                                                                             )                  Chapter 11
                                    Debtors.                            )                  Jointly Administered
______________________________________ )

DEBTORS' JOINT PLAN OF REORGANIZATION

James W. O'Mara, MS Bar No. 3929
Douglas C. Noble, MS Bar No. 10526
Christopher R. Maddux, MS Bar No. 100501
PHELPS DUNBAR LLP
111 East Capitol, Suite 600
Post Office Box 23066
Jackson, Mississippi 39225-3066
Telephone:  (601) 352-2300
Facsimile:   (601) 360-9777

Counsel to Debtors and Debtors-in-Possession
MISSISSIPPI CHEMICAL CORPORATION, et al.

          Dated: April 15, 2004

________________________
         (1)   The Debtors are the following entities:  Mississippi Chemical Corporation; Mississippi Nitrogen, Inc.; MissChem Nitrogen, L.L.C., Mississippi Chemical Company, L.P.; Mississippi Chemical Management Company; Mississippi Phosphates Corporation; Mississippi Potash, Inc.; Eddy Potash, Inc.; Triad Nitrogen, L.L.C; and Melamine Chemicals, Inc.

TABLE OF CONTENTS

ARTICLE 1. DEFINED TERMS; RULES OF INTERPRETATION..........................................	1
1.1 Defined Terms........................................................................................................	1
1.2 Rules of Interpretation...........................................................................................	10
ARTICLE 2. ADMINISTRATIVE EXPENSES.......................................................................	11
ARTICLE 3. CLASSIFICATION OF CLAIMS AND INTERESTS........................................	11
ARTICLE 4. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
NOT IMPAIRED AND IMPAIRED BY THE PLAN...........................................	12
ARTICLE 5. TREATMENT OF CLAIMS AND INTERESTS..................................................	13
5.1 Class 1 (Allowed Wage Priority Claims).................................................................	13
5.2 Class 2 (Allowed Employee Benefit Plan Priority Claims)........................................	13
5.3 Class 3 (Allowed Tax Priority Claims)....................................................................	13
5.4 Class 4 (Allowed Other Priority Claims).................................................................	13
5.5 Class 5 (Allowed SDIP Claims).............................................................................	13
5.6 Class 6 (Allowed Investor Secured Claims)............................................................	14
5.7 Class 7 (Allowed Other Secured Claims)...............................................................	15
5.8 Class 8 (Allowed Intercompany Claims).................................................................	15
5.9 Class 9 (Allowed Convenience Unsecured Claims).................................................	15
5.10 Class 10 (Allowed Bonds Unsecured Claims).........................................................	16
5.11 Class 11 (Allowed Potash/Eddy General Unsecured Claims)...................................	16
5.12 Class 12 (Allowed Other General Unsecured Claims)..............................................	16
5.13 Class 13 (Allowed Tort Claims)..............................................................................	16
5.14 Class 14 (Allowed Potash/Eddy Interests)...............................................................	16
5.15 Class 15 (Allowed Subsidiary Interests)..................................................................	17
5.16 Class 16 (Allowed Old Equity Interests)..................................................................	17
ARTICLE 6. MEANS FOR IMPLEMENTATION OF THE PLAN...........................................	17
6.1 Vesting of Assets and Operations.............................................................................	17
6.2 Substantive Consolidation........................................................................................	18
6.3 Corporate Restructure Transactions.........................................................................	19
6.4 Plan Performance Actions........................................................................................	19
6.5 Resulting Corporate Structure Summary...................................................................	21
ARTICLE 7. PROVISIONS FOR RESOLUTION OF DISPUTED CLAIMS
AND OBJECTIONS TO PROOFS OF CLAIMS.................................................	22
ARTICLE 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES...............................	23
8.1 Rejection................................................................................................................	23
8.2 Rejection Claims.....................................................................................................	23
8.3 Assumed.................................................................................................................	23
8.4 Assumption.............................................................................................................	23

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ARTICLE 9. DEFAULT..............................................................................................................	24
9.1 Events of Default.....................................................................................................	24
9.2 Remedies for Default...............................................................................................	24
ARTICLE 10. CRAMDOWN REQUEST.....................................................................................	24
ARTICLE 11. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.................................	25
11.1 Effectiveness............................................................................................................	25
11.2 Failure of Conditions................................................................................................	25
11.3 Waiver of Conditions...............................................................................................	25
ARTICLE 12. RETENTION OF JURISDICTION........................................................................	25
ARTICLE 13. GENERAL PROVISIONS.....................................................................................	27
13.1 Disallowance of Claims............................................................................................	27
13.2 Title to Assets..........................................................................................................	27
13.3 Plan Supplement......................................................................................................	27
13.4 Releases of all Liens.................................................................................................	28
13.5 Cancellation of Notes, Instruments, Debentures and Equity Securities........................	28
13.6 Term of Existing Injunctions or Stays.........................................................................	28
13.7 Injunction.................................................................................................................	28
13.8 Release of Causes of Action.....................................................................................	28
13.9 Survival of Corporate Indemnity Obligations.............................................................	29
13.10 Restrictions on Payments..........................................................................................	29
13.11 Dates.......................................................................................................................	29
13.12 Debtor Actions........................................................................................................	29
13.13 Corporate Action.....................................................................................................	30
13.14 Avoidance Actions...................................................................................................	30
13.15 Key Employee Severance Benefits...........................................................................	30
13.16 Discharge of Committee...........................................................................................	30
13.17 Post-Effective Date Fees and Expenses....................................................................	31
13.18 Inconsistencies.........................................................................................................	31
13.19 Sections 1145 and 1146 Exceptions.........................................................................	31
13.20 Severability..............................................................................................................	31
13.21 Withdrawal of Plan..................................................................................................	31
13.22 Governing Law........................................................................................................	31
13.23 Notices...................................................................................................................	31
13.24 Section Headings....................................................................................................	32
ARTICLE 14. MODIFICATIONS................................................................................................	32
ARTICLE 15. DISCHARGE.........................................................................................................	32
ARTICLE 16. CLOSING THE CASE...........................................................................................	33

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            Mississippi Chemical Corporation ("MCC"), Mississippi Nitrogen, Inc. ("MNI"), MissChem Nitrogen, L.L.C. ("MNLLC"), Mississippi Chemical Company, L.P. ("MCCLP"), Mississippi Chemical Management Company ("MCMC"), Mississippi Phosphates Corporation ("MPC"), Mississippi Potash, Inc. ("Potash"), Eddy Potash, Inc. ("Eddy"), Triad Nitrogen, L.L.C. ("TNLLC"), and Melamine Chemicals, Inc. ("Melamine"), the respective debtors and debtors-in-possession in the above styled and numbered jointly-administered chapter 11 reorganization case (collectively, the "Debtors" or "Debtors-in-Possession"), hereby propose the following Plan of Reorganization pursuant to chapter 11, Title 11 of the United States Code:

ARTICLE 1

DEFINED TERMS; RULES OF INTERPRETATION

1.1              Defined Terms.   As used in the Plan, the following terms shall have the respective meanings specified below, unless the Plan provides or the context requires otherwise:

(1)   "Administrative Expense Claim":  Any Claim constituting a cost or expense of administration of the Chapter 11 Case asserted under §§ 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors-in-Possession, any indebtedness or obligations incurred or assumed by the Debtors-in-Possession in connection with the administration and implementation of the Plan, the administration, prosecution or defense of Claims by or against the Debtors and for distributions under the Plan, any Claims for compensation and reimbursement of expenses arising during the period from the Petition Date to the Effective Date or otherwise in accordance with the provisions of the Plan, and any fees or charges assessed against the Debtors' estates pursuant to 28 U.S.C. § 1930, but not including an SDIP Claim.

(2)   "Affiliate":  Any Entity that is an "affiliate" of the Debtors within the meaning of § 101(2) of the Bankruptcy Code.

(3)   "Allowed" Claim or Interest: A Claim or Interest for which the Proof thereof is duly filed in accordance with Bankruptcy Code §§ 501 and 1111(a) and allowed pursuant to Bankruptcy Code § 502.

(4)   "Ballot":  The form distributed to each holder of an impaired Claim or Interest that is entitled to vote to accept or reject the Plan on which is to be indicated (i) acceptance or rejection of the Plan, and (ii) the election which such holder may be entitled to make under the provisions of the Plan.

(5)   "Bankruptcy Code":  Title 11 of the United States Code, as now in effect or as hereafter applicable to this Case.

(6)   "Bankruptcy Court" or "Court":  The United States Bankruptcy Court for the Southern District of Mississippi.

(7)   "Bankruptcy Rules":  The Federal Rules of Bankruptcy Procedure, as now in effect or as hereafter applicable to this Case, and the local rules of the Court as applicable to this Case.

(8)   "Bar Date":  The deadline date by which a Proof of Claim must be filed with the clerk of the Bankruptcy Court, being September 26, 2003 for all Creditors except a Governmental Unit, and November 11, 2003 for all Governmental Units.

(9)   "Bonds Unsecured Claim":  Any Claim against any of the Debtors that is based on or arises out of the Indenture dated as of November 25, 1997, as supplemented, between MCC and HSBC Bank USA, as successor Trustee, governing the 7¼% Senior Notes due November 15, 2017 or the Loan Agreement dated as of March 1, 1998 by and between Mississippi Business Finance Corporation and MPC; and the Indenture dated as of March 1, 1998 by and between Mississippi Business Finance Corporation and Deposit Guaranty National Bank.

(10)  "Business Day":  Any day which is not a Saturday, a Sunday, or a legal holiday as defined in Bankruptcy Rule 9006(a).

(11) "Case" or "Chapter 11 Case":  This jointly-administered reorganization case commenced by MCC on the Petition Date and assigned Case No. 03-02984 WEE by the Bankruptcy Court, collectively with each of the other reorganization cases commenced by the other Debtors on the Petition Date and assigned their respective case numbers by the Bankruptcy Court.

(12) "Cash":  Lawful currency of the United States of America and Cash equivalents of the Debtors, including but not limited to checks and wire transfers.

(13) "Causes of Action":  Without limitation, any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, Claims, claims and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event, situation or circumstance occurring or existing prior to the Petition Date or during the course of the Case, including through the Effective Date.

(14) "Claim": A right to payment or to an equitable remedy, as set forth in Bankruptcy Code § 101(5), from or against any of the Debtors which existed or had accrued as of the Petition Date.

(15)  "Committee": The Official Unsecured Creditors' Committee appointed in the Case by the U. S. Trustee on June 3, 2003, as originally constituted or as reconstituted thereafter.

(16) "Confirmation Hearing":  The hearing held by the Bankruptcy Court in accordance with Bankruptcy Code § 1128 to consider confirmation of this Plan.

(17) "Confirmation Order": The order of the Court confirming the Plan under Bankruptcy Code § 1129.

(18) "Convenience Unsecured Claim":  Any General Unsecured Claim against any of the Debtors except the Potash-Debtors that is (i) Allowed in an amount of Five Thousand Dollars ($5,000) or less, or (ii) Allowed in an amount greater than Five Thousand Dollars ($5,000) but which is reduced to Five Thousand Dollars ($5,000) by an irrevocable written election of the holder of such Claim made on a properly delivered Ballot.

(19) "Covered Parties":  All of the current and former officers, directors, shareholders, members, employees, agents, advisors and professional or other representatives, before or after the Petition Date, of any of the Debtors or Debtors in Possession or the Investors.

(20)  "Disbursing Agent":    Bankruptcy Management Corporation, the notice, claims and balloting agent in the Cases.

(21) "Disclosure Statement":  The disclosure statement approved by the Court as containing adequate information concerning the Plan, in accordance with Bankruptcy Code § 1125.

(22) "Disputed" Claim or Interest: Any Claim or Interest to which an objection is timely filed, until such objection is resolved by Final Order.

(23) "Effective Date":  The third Business Day after which the conditions specified in Section 11.1 of the Plan have been satisfied or waived.

(24) "Employee Benefit Plan Priority Claim": Any Claim against any of the Debtors which is entitled to priority treatment under Bankruptcy Code § 507(a)(4).

(25)  "Executory Contract": Any "executory contract" or "unexpired lease" of any of the Debtors as such terms are used in Bankruptcy Code § 365.

(26) "Final Order": An order entered by the Bankruptcy Court in this Case that has not been reversed, modified, amended or stayed, and as to which the time for appeal or to seek review thereof has expired, and as to which no appeal, review or rehearing is pending, or if appealed, has not been stayed; provided, however, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule may be but has not then been filed with respect to such order, shall not cause such order not to be a Final Order.

(27) "General Unsecured Claim":  Any Claim against any of the Debtors that is not secured by a Lien, other than an Administrative Expense Claim, a Bonds Unsecured Claim, an Employee Benefit Plan Priority Claim, an Intercompany Claim, an Other Convenience Unsecured Claim, an Other Priority Claim, a Potash/Eddy General Unsecured Claim, a Tax Priority Claim, a Tort Claim, or a Wage Priority Claim.

(28)  "Intercompany Claim":  Any Claim between or among any of the Debtors or any of the Debtors and their Affiliates.

(29)  "Interest":  An equity security interest in any of the Debtor entities.

(30)  "Investor":  The holder of any SDIP Claim or any Investor Secured Claim.

(31) "Investor Secured Claim":  Any Claim against any of the Debtors that is based on or arises out of (i) the Amended and Restated Credit Agreement dated as of November 15, 2002 by and among MCC, the several lenders from time to time parties thereto, and Harris Trust and Savings Bank, individually and as administrative agent, as the same has from time to time been modified or amended or any agreements or documents executed in connection therewith, (ii) the Post-Petition Credit Agreement dated as of May 16, 2003 by and among MCC, as debtor and debtor-in-possession, the several banks and other financial institutions or entities from time to time parties thereto, and Harris Trust and Savings Bank, individually and as administrative and collateral agent, as the same has from time to time been modified or amended or any agreements or documents executed in connection therewith, or (iii) the Final Financing Order Authorizing (1) Borrowing with Priority over Administrative Expenses and Secured by Liens on Property of the Estates Pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code, (2) Debtors' Use of Cash Collateral and Granting Adequate Protection Therefor Pursuant to Sections 361 and 363 of the Bankruptcy Code, and (3) Modifying the Automatic Stay entered by the Court on October 2, 2003.

(32) "Lien": Any lien, security interest, encumbrance, charge against or other interest in property or assets of any of the Debtors which secures payment of a Claim or performance of an obligation of any of the Debtors.

(33) "Management Incentive Plan":  The Management Incentive Plan, dated as of the Effective Date, to be adopted by New MissChem, which shall be in substantially the form contained in the Plan Supplement and which shall provide for ten percent (10%) of the New MissChem Common Stock to be earned by and issued to designated New MissChem management persons.

(34) "Management Services Agreement": The Management Services Agreement, dated as of the Effective Date, to be entered into by Old MissChem and New MissChem, which shall be in substantially the form contained in the Plan Supplement and which shall provide for New MissChem to provide various management, accounting and other services to Old MissChem.

(35) "MCC-Debtors":  All Debtors except Potash and Eddy.

(36) "MCHI":  Mississippi Chemical Holdings, Inc., the company incorporated under the laws of the Territory of the British Virgin Islands which is a wholly-owned subsidiary of MCC.

(37) "New MissChem":  The new Delaware corporation to be formed in accordance with the provisions of Section 6.3.A. of the Plan.

(38) "New MissChem Common Stock":  The equity common stock of New MissChem authorized and to be issued pursuant to the Plan, which shall have a par value of $.01 and such rights with respect to dividends, liquidation, voting, and other matters as are provided for by applicable nonbankruptcy law and in the New MissChem Articles of Incorporation and Bylaws which shall be in substantially the form contained in the Plan Supplement.

(39) "New MissChem Mezzanine Note":  The New MissChem Mezzanine Note, dated as of the Effective Date, to be issued by New MissChem to the Investors pursuant to Sections 5.5, 5.6 and 6.4.B. of the Plan in the original principal amount stated in such Sections 5.5 and 5.6, which shall be in substantially the form set forth in the Plan Supplement and which shall include the provisions for (i) interest at the rate of Prime Rate plus 4% cash plus 7% PIK, or at the option of New MissChem, all PIK at Prime Rate plus 13%, payable quarterly in arrears; (ii) a commitment fee of 2% payable on the Effective Date; (iii) a right of prepayment for up to $25 million at anytime for 102% of the amount prepaid; and (iv) maturity in three (3) years, with the right of New MissChem to extend for an additional two (2) years for an extension fee of 3% of the outstanding principal amount.

(40) "New MissChem Mezzanine Note Security Documents":  The security agreements, UCC financing statements, deeds of trust, mortgages, lease assignments, guaranty agreements and other documents and agreements, dated as of the Effective Date, to be executed by New MissChem and others pursuant to Sections 5.5, 5.6 and 6.4.B. of the Plan for providing collateral security for the payment when due of the New MissChem Mezzanine Note, all of which shall be in substantially the forms set forth in the Plan Supplement and which shall provide Liens on all assets of New MissChem and the MCC-Debtors except Old MissChem as collateral security for the New MissChem Mezzanine Note, with such Liens being subject only to statutory Liens securing obligations of New MissChem and the MCC-Debtors except Old MissChem which are not yet due and payable and to Liens securing the New MissChem Revolver Loan and the New MissChem Term Loan.

(41) "New MissChem Revolver Loan":  The revolver credit facility to be provided by a new lender to New MissChem as of the Effective Date in the original principal amount of up to $50,000,000 and to be evidenced by a loan agreement, promissory note, collateral security documents, and other agreements and documents which shall be in substantially the forms set forth in the Plan Supplement.

(42) "New MissChem Term Loan":  The term loan facility to be provided by a new lender to New MissChem as of the Effective Date in the original principal amount of up to $20,000,000 and to be evidenced by a loan agreement, promissory note, collateral security documents, and other agreements and documents which shall be in substantially the forms set forth in the Plan Supplement.

(43)  "New MissChem Warrants":  The New MissChem warrants, Series A Warrants, Series B Warrants and Series C Warrants, dated as of the Effective Date, to be issued by New MissChem to the holders of Allowed Old Equity Interests pursuant to Sections 5.16 and 6.4.D. of the Plan, which shall be in substantially the forms set forth in the Plan Supplement and which shall entitle (i) the holder of a New MissChem Series A Warrant to purchase one (1) share of New MissChem Common Stock within a seven (7) year term upon the payment of $9.02 in Cash to New MissChem; (ii) the holder of a New MissChem Series B Warrant to purchase one (1) share of New MissChem Common Stock within a seven (7) year term upon the payment of $15.00 in Cash to New MissChem; (iii) and the holder of a New MissChem Series C Warrant to purchase one (1) share of New MissChem Common Stock within a seven (7) year term upon the payment of $18.75 in Cash to New MissChem.

(44) "Offtake Agreement":  The Anhydrous Ammonia Purchase Agreement, dated as of October 18, 1996, as the same has from time to time been modified or amended, among MCC, PLNL and Koch Nitrogen S.r.l.

(45) "Offtake Pass-Through Agreement":  The Offtake Pass-Through Agreement, dated as of the Effective Date, to be entered into by Old MissChem and New MissChem, which shall be in substantially the form contained in the Plan Supplement and which shall provide for New MissChem to purchase from Old MissChem and Old MissChem to sell to New MissChem, at FOB Trinidad prices, all product which Old MissChem is entitled or obligated to purchase under the Offtake Agreement, and for New MissChem to receive the benefit of the 5% discount provided in the Offtake Agreement as long as the floor price under the Offtake Agreement is in effect, but when the floor price is no longer in effect under the Offtake Agreement, for New MissChem to receive a discount equal to $5 per ton purchased plus 50% of the difference between the full 5% discount amount and the $5 per ton discount amount.

(46) "Offtake Shipping Pass-Through Agreement":  The Offtake Shipping Pass-Through Agreement, dated as of the Effective Date, to be entered into by Old MissChem and New MissChem, which shall be in substantially the form contained in the Plan Supplement and which shall provide for all rights, benefits and obligations of Old MissChem to use of the vessel "Carli Bay" under the time charter agreement of FMCL Limited Liability Company to be passed through to New MissChem.

(47)  "Old Equity Interest":  An Interest in MCC, but not including any Interest in any other Debtor.

(48)  "Old MissChem":  MCC after effect of the actions under the Plan on or as of the Effective Date.

(49) "Old MissChem Common Stock":  The equity common stock of Old MissChem authorized and to be issued pursuant to the Plan, which shall have a par value of $.01 and such rights with respect to dividends, liquidation, voting, and other matters as are provided for by applicable nonbankruptcy law and in the Old MissChem Articles of Incorporation and Bylaws which are in effect on the Effective Date.

(50) "Old MissChem Flow-Through Note":  The Old MissChem Flow-Through Note, dated as of the Effective Date, to be issued by Old MissChem to the Investors pursuant to Sections 5.5, 5.6 and 6.4.B. of the Plan in the original principal amount stated in such Sections 5.5 and 5.6, which shall be in substantially the form set forth in the Plan Supplement and which shall include the provisions for (i) interest at the rate of 15% cash, or at the option of Old MissChem, 18% PIK, payable quarterly in arrears; (ii) maturity in four (4) years, with the right of Old MissChem to extend for an additional one (1) year for an extension fee of 2% of the outstanding principal amount; and (iii) all after-tax cash flows coming into Old MissChem being used to pay: first, operating expenses of Old MissChem, including obligations under the Management Services Agreement, then, accrued interest under the Old MissChem Flow-Through Note, then, principal under the Old MissChem Flow-Through Note, and then, redemption of the face amount of the Old MissChem Preferred Stock.

(51) "Old MissChem Flow-Through Note Security Documents":  The security agreements, guaranty agreements and other documents and agreements, dated as of the Effective Date, to be executed by Old MissChem, MCHI and others pursuant to Sections 5.5, 5.6 and 6.4.B. of the Plan for providing collateral security for the payment when due of the Old MissChem Flow-Through Note, all of which shall be in substantially the forms set forth in the Plan Supplement and which shall provide the guaranty by MCHI of the Old MissChem Flow-Through Note and the agreement of Old MissChem to pledge as collateral security for the Old MissChem Flow-Through Note the stock of MCHI held by Old MissChem and the stock of subsidiaries of MCHI held by MCHI and its respective subsidiaries if and when Old MissChem has authority to do so without violating any prohibition, limitation or restriction on any such pledges.

(52) "Old MissChem Preferred Stock":  The preferred stock of Old MissChem authorized and to be issued to New MissChem pursuant to the Plan, which shall be in the stated amount equal to the sum of $115 million, less $70 million, less one-half of the indebtedness of PLNL to the Ex-Im Bank on the Effective Date, and plus one-half of the cash and cash equivalents (including restricted cash) of PLNL on the Effective Date, and which shall have such rights with respect to dividends, liquidations, voting and other matters as are provided for by applicable nonbankruptcy law and in the Old MissChem Articles of Incorporation and Bylaws which are in effect on the Effective Date and such other certificate or other documents as are to evidence the Old MissChem Preferred Stock which shall be in substantially the form set forth in the Plan Supplement.

(53) "Other General Unsecured Claim":  Any General Unsecured Claim against any of the Debtors  except Potash or Eddy.

(54) "Other Priority Claim":  Any unsecured Claim against any of the Debtors which is entitled to priority treatment under Bankruptcy Code § 507(a) other than an Administrative Expense Claim, an Employee Benefit Plan Priority Claim, a Tax Priority Claim, or a Wage Priority Claim.

(55) "Other Secured Claim":  Any Claim, other than an Intercompany Claim, Investor Secured Claim, or SDIP Claim, against any of the Debtors which is secured by a Lien on property in which any of the Debtors has an interest or that is subject to setoff under Bankruptcy Code § 553, in the amount contemplated by Bankruptcy Code § 506.

(56) "Pension Plan":  The Mississippi Chemical Corporation Retirement Plan Amended and Restated Effective July 1, 2001, as Subsequently Amended.

(57) "Petition Date":   May 15, 2003.

(58) "PIK":   The interest computed on the basis of a 365-day year which shall be added quarterly to the outstanding principal balance of the indebtedness to which such interest applies.

(59) "Plan of Reorganization" or "Plan": This Plan, including the Plan Supplement and all exhibits, schedules or other attachments hereto, in its present form or as modified, amended or altered from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and this Plan.

(60) "Plan Supplement":  The document containing the forms of documents specified in Section 13.3 of the Plan.

(61) "PLNL":  Point Lisas Nitrogen Limited, the company organized under the laws of The Republic of Trinidad and Tobago in which MCHI indirectly owns, through its subsidiaries, a fifty percent (50%) equity interest.

(62)   "Potash-Debtors":  Potash and Eddy, only.

(63)   "Potash/Eddy Interest":  Any Interest held by MCC in Potash or Eddy.

(64)  "Potash/Eddy General Unsecured Claim":  Any unsecured Claim against Potash or Eddy other than an Administrative Expense Claim, a Bonds Unsecured Claim, an Employee Benefit Plan Priority Claim, an Intercompany Claim, an Other Priority Claim, a Tax Priority Claim, or a Wage Priority Claim.

(65) "Prime Rate":  The rate of interest per annum, based on a 365-day year and accruing daily, as of the first Business Day of a month and adjusted monthly, announced by CitiBank, N.A. as its prime rate in effect at that time for commercial loans.

(66)  "Proof" of Claim or Interest: A written statement setting forth the Claim or Interest, conforming substantially to the appropriate Official Form and complying with Bankruptcy Rule 3001, and filed with the Bankruptcy Court in this Case when required by Bankruptcy Rule 3002 to do so.

(67) "SDIP Claim":  Any Claim against any of the Debtors that is based on or arises out of (i) the Supplemental Post-Petition Credit Agreement dated as of December 15, 2003 by and among MCC, as debtor and debtor-in-possession, the Investors from time to time parties thereto, and DSC Chemicals, L.P., individually and as Supplemental DIP Collateral Agent, as the same has from time to time been modified or amended or any agreements or documents executed in connection therewith, or (ii) the Final Order Granting Emergency Motion for Approval of Supplemental Debtor-in-Possession Financing, as Amended and Supplemented entered by the Court on December 19, 2003 and as amended by that certain Order Authorizing Amendment to Supplemental Post-Petition Credit Agreement and Supplementing Supplemental Financing Order Entered December 19, 2003 entered by the Court on March 2, 2004.

(68) "Shareholders Agreement":  The Amended and Restated Shareholders Agreement, dated as of November 10, 1998, initially by and among Farmland Misschem Limited, Farmland Industries, Inc., Farmland (B.V.I.) Limited, Double Circle (Barbados) S.r.l., Farmland Trinidad Limited, MCC, MCHI, Misschem (Barbados) S.r.l., and Misschem Trinidad Limited, as the same has from time to time been modified or amended.

(69)  "Subsidiary Interest":  An Interest held by MCC in any of the other Debtors except Potash and Eddy.

(70) "Tax Priority Claim":  Any Claim against any of the Debtors which is entitled to priority treatment under Bankruptcy Code § 507(a)(8).

(71)  "Tort Claim": A Claim against any of the MCC-Debtors arising out of a private or civil wrong or injury, other than a breach of contract.

(72) "Wage Priority Claim":  Any Claim against any of the Debtors which is entitled to priority treatment under Bankruptcy Code § 507(a)(3).

1.2              Rules of Interpretation.

A.                 For purposes of the Plan: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and each pronoun, whether stated in the masculine, feminine or neuter gender, shall include the masculine, feminine and neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles or Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein", "hereof", " hereto", "hereunder", and others of similar import refer to this Plan in its entirety rather than to a particular portion of the Plan, unless the context requires otherwise; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in § 102 of the Bankruptcy Code shall apply to the Plan; (h) any term used in capitalized form in the Plan that is not defined in the Plan but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (i) all exhibits to the Plan are incorporated into and are a part of the Plan as if fully set forth in the Plan.

B.                 In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.  Any period of time prescribed or allowed by the Plan may be enlarged or reduced by the Bankruptcy Court in accordance with the provisions of Bankruptcy Rule 9006(b) or (c).

C.                 Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the state in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

ARTICLE 2

ADMINISTRATIVE EXPENSES

2.1              Except to the extent that the holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall retain unaltered the legal, equitable and contractual rights to which the holder is entitled on account of such Claim, and each such holder shall be paid by the Debtors in Cash equal to the amount of the holder's Allowed Administrative Expense Claim on the later of the Effective Date or the date on which the certain Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities arising under extensions of credit or other obligations incurred by the Debtors-in-Possession in the ordinary course of their business shall be paid in full by the Debtors in the ordinary course of their business in accordance with the terms governing and applying to the respective transactions on which the Allowed Administrative Expense Claims are based.

2.2              All requests for the payment of previously unpaid Administrative Expense Claims, including without limitation final applications of professional persons for compensation and expense reimbursement for services rendered or expenses incurred on or before the Effective Date, shall be filed with the Bankruptcy Court no later than sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court, failing in which such unpaid Administrative Expense Claims shall be waived, discharged and forever barred.  Any payment made or to be made by the Debtors for services or for costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

2.3              All fees to the United States Trustee pursuant to 28 U.S.C. § 1930 which become due prior to the Effective Date shall be paid by the Debtors on the Effective Date, and all such fees which become due thereafter, if any, shall be paid by the Debtor when due.

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS

The Claims, other than Administrative Expense Claims, against and Interests in the Debtors shall be classified for all purposes, including voting and distributions under the Plan, as follows:

3.1              CLASS 1 shall consist of all Allowed Wage Priority Claims.

3.2              CLASS 2 shall consist of all Allowed Employee Benefit Plan Priority Claims.

3.3              CLASS 3 shall consist of all Allowed Tax Priority Claims.

3.4              CLASS 4 shall consist of all Allowed Other Priority Claims.

3.5              CLASS 5 shall consist of all Allowed SDIP Claims

3.6              CLASS 6 shall consist of all Allowed Investor Secured Claims.

3.7              CLASS 7 shall consist of all Allowed Other Secured Claims.

3.8              CLASS 8 shall consist of all Intercompany Claims.

3.9              CLASS 9 shall consist of all Allowed Convenience Unsecured Claims.

3.10          CLASS 10 shall consist of all Allowed Bonds Unsecured Claims.

3.11          CLASS 11 shall consist of all Allowed Potash/Eddy General Unsecured Claims.

3.12          CLASS 12 shall consist of all Allowed Other General Unsecured Claims.

3.13          CLASS 13 shall consist of all Allowed Tort Claims.

3.14          CLASS 14 shall consist of all Allowed Potash/Eddy Interests.

3.15          CLASS 15 shall consist of all Allowed Subsidiary Interests.

3.16          CLASS 16 shall consist of all Allowed Old Equity Interests.

ARTICLE 4

IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
NOT IMPAIRED AND IMPAIRED BY THE PLAN

4.1              Classes 1 (Allowed Wage Priority Claims), 2 (Allowed Employee Benefit Plan Priority Claims), 3 (Allowed Tax Priority Claims), 4 (Allowed Other Priority Claims) and  9 (Allowed Convenience Unsecured Claims) are not impaired by the Plan.  Pursuant to Bankruptcy Code § 1126(f), the holders of such unimpaired Claims are conclusively presumed to have accepted the Plan, and the votes of such holders shall not be solicited or counted.

4.2              Classes 5 (Allowed SDIP Claims), 6 (Allowed Investor Secured Claims), 7 (Allowed Other Secured Claims), 8 (Allowed Intercompany Claims), 10 (Allowed Bonds Unsecured Claims), 11 (Allowed Potash/Eddy General Unsecured Claims), 12 (Allowed Other General Unsecured Claims), 13 (Allowed Tort Claims), 14 (Allowed Potash/Eddy Interests), 15 (Allowed Subsidiary Interests) and 16 (Allowed Old Equity Interests) are impaired by the Plan.  Pursuant to Bankruptcy Code § 1126(c), the holders of such impaired Claims and Interests are entitled to vote to accept or reject the Plan.

 ARTICLE 5

TREATMENT OF CLAIMS AND INTERESTS

5.1              Class 1 (Allowed Wage Priority Claims).   Each holder of a Class 1 Claim shall retain unaltered the legal, equitable and contractual rights to which the holder is entitled on account of such Claim, and each such holder shall be paid by the Debtors Cash equal to the amount of the holder's Allowed Class 1 Claim on the later of the Effective Date or the date on which the certain Class 1 Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

5.2              Class 2 (Allowed Employee Benefit Plan Priority Claims).   Each holder of a Class 2 Claim shall retain unaltered the legal, equitable and contractual rights to which the holder is entitled on account of such Claim, and each such holder shall be paid by the Debtors Cash equal to the amount of the holder's Allowed Class 2 Claim on the later of the Effective Date or the date on which the certain Class 2 Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

5.3              Class 3 (Allowed Tax Priority Claims).  Each holder of a Class 3 Claim shall retain unaltered the legal, equitable and contractual rights to which the holder is entitled on account of such Claim, and each such holder shall be paid by the Debtors Cash equal to the amount of the holder's Allowed Class 3 Claim on the later of the Effective Date or the date on which the certain Class 3 Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

5.4              Class 4 (Allowed Other Priority Claims).  Each holder of a Class 4 Claim shall retain unaltered the legal, equitable and contractual rights to which the holder is entitled on account of such Claim, and each such holder shall be paid by the Debtors Cash equal to the amount of the holder's Allowed Class 4 Claim on the later of the Effective Date or the date on which the certain Class 4 Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

5.5              Class 5 (Allowed SDIP Claims).  On the later of the Effective Date or the date on which the Class 5 Claim becomes an Allowed Claim, or as soon thereafter as practicable, each holder of a Class 5 Claim shall receive an interest, pro rata with all other holders of both Allowed Class 5 Claims (Allowed SDIP Claims) and Allowed Class 6 Claims (Allowed Investor Secured Claims), in the following:

(i)            The Old MissChem Flow-Through Note in the original principal amount of $70 million, the Old MissChem Flow-Through Note Security Documents, and Old MissChem Common Stock representing 60% of the issued and outstanding shares thereof to be issued pursuant to the Plan;

(ii)           The New MissChem Mezzanine Note in the original principal amount of $64.4 million, less whatever aggregate amounts of Cash are paid to or for the account of such holders of Allowed Class 5 Claims and Allowed Class 6 Claims at the time of issuance of the New MissChem Mezzanine Note in excess of the Cash payments made pursuant to the immediately following subsection (iii), and the New MissChem Mezzanine Note Security Documents; and

(iii)          Cash in the aggregate principal amount equal to the aggregate Allowed Class 5 Claims and Allowed Class 6 Claims amounts less the original principal amounts of the Old MissChem Flow-Through Note and the New MissChem Mezzanine Note.

The new Liens granted as collateral security for the Old MissChem Flow-Through Note and the New MissChem Mezzanine Note shall, upon due and timely recording and filing of the Old MissChem Flow-Through Note Security Documents and the New MissChem Mezzanine Note Security Documents, constitute priority Liens on the Debtors' and the New MissChem's property and assets described therein, subject only to statutory Liens securing obligations of the Debtors and New MissChem which are not yet due and payable and, as to the New MissChem Mezzanine Note Security Documents, to Liens securing the New MissChem Revolver Loan and the New MissChem Term Loan.  The execution and delivery pursuant to the Plan of the Old MissChem Flow-Through Note, the Old MissChem Flow-Through Note Security Documents, the Old MissChem Common Stock, the New MissChem Mezzanine Note and the New MissChem Mezzanine Note Security Documents and the payment of the Cash in accordance with (iii) above by the Debtors to the holders of the Class 5 Claims shall cancel, extinguish, discharge and be in exchange for the Class 5 Claims and all security and other rights existing on account of the Class 5 Claims.

5.6              Class 6 (Allowed Investor Secured Claims).  On the later of the Effective Date or the date on which the Class 6 Claim becomes an Allowed Claim, or as soon thereafter as practicable, each holder of a Class 6 Claim shall receive an interest, pro rata with all other holders of both Allowed Class 5 Claims (Allowed SDIP Claims) and Allowed Class 6 Claims (Allowed Investor Secured Claims), in the following:

(i)            The Old MissChem Flow-Through Note in the original principal amount of $70 million, the Old MissChem Flow-Through Note Security Documents, and Old MissChem Common Stock representing 60% of the issued and outstanding shares thereof to be issued pursuant to the Plan;

(ii)           The New MissChem Mezzanine Note in the original principal amount of $64.4 million, less whatever aggregate amounts of Cash are paid to or for the account of such holders of Allowed Class 5 Claims and Allowed Class 6 Claims at the time of issuance of the New MissChem Mezzanine Note in excess of the Cash payments made pursuant to the immediately following subsection (iii), and the New MissChem Mezzanine Note Security Documents; and

(iii)          Cash in the aggregate principal amount equal to the aggregate Allowed Class 5 Claims and Allowed Class 6 Claims amounts less the original principal amounts of the Old MissChem Flow-Through Note and the New MissChem Mezzanine Note.

The new Liens granted as collateral security for the Old MissChem Flow-Through Note and the New MissChem Mezzanine Note shall, upon due and timely recording and filing of the Old MissChem Flow-Through Note Security Documents and the New MissChem Mezzanine Note Security Documents, constitute priority Liens on the Debtors' and the New MissChem's property and assets described therein, subject only to statutory Liens securing obligations of the Debtors and New MissChem which are not yet due and payable and, as to the New MissChem Mezzanine Note Security Documents, to Liens securing the New MissChem Revolver Loan and the New MissChem Term Loan.  The execution and delivery pursuant to the Plan of the Old MissChem Flow-Through Note, the Old MissChem Flow-Through Note Security Documents, the Old MissChem Common Stock, the New MissChem Mezzanine Note and the New MissChem Mezzanine Note Security Documents and the payment of the Cash in accordance with (iii) above by the Debtors to the holders of the Class 6 Claims shall cancel, extinguish, discharge and be in exchange for the Class 6 Claims and all security and other rights existing on account of the Class 6 Claims.

5.7              Class 7 (Allowed Other Secured Claims).  Except to the extent that the holder of an Allowed Class 7 Claim agrees to a less favorable treatment, on the later of the Effective Date or the date on which a certain Class 7 Claim becomes an Allowed Claim, or as soon thereafter as is practicable, (i) the Debtors shall cure any default that occurred under the Class 7 Claims before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code § 365(b)(2); (ii) the respective maturity dates of each Class 7 Claim which existed before such default occurred shall be reinstated; and (iii) the Debtors shall compensate the respective holders of each Class 7 Claim in such way as shall be agreed between the Debtors and the respective holders, or determined by the Bankruptcy Court, appropriate to compensate such holders for any damages incurred as a result of any reasonable reliance by such holders on any contractual provision or applicable law that otherwise entitled such holder to demand or receive accelerated payment of such Class 7 Claim after the occurrence of a default.  Any and all Liens held as security for an Allowed Class 7 Claim shall be retained and shall remain in effect, but shall be subject and subordinate in priority to the new Liens granted pursuant to the Plan and securing the New MissChem Revolver Loan, the New MissChem Term Loan, the Old MissChem Flow-Through Note, the New MissChem Mezzanine Note, and statutory Liens securing obligations of the Debtors and New MissChem which are not yet due and payable.  The legal, equitable or contractual rights to which the holders of Class 7 Claims are entitled on account of such Class 7 Claims shall not otherwise be altered.

5.8              Class 8 (Allowed Intercompany Claims).  Each holder of a Class 8 Claim shall be entitled to set off each Intercompany Claim it holds against any Intercompany Claim it owes to a mutual Debtor, and the resulting net amount of each Class 8 Claim shall, on the Effective Date,  be treated as a contribution to or return of capital between the affected Debtors, in exchange for and cancellation, extinguishment and discharge of all rights existing on account of such Class 8 Claim.

5.9              Class 9 (Allowed Convenience Unsecured Claims).  On the later of the Effective Date or the date on which a certain Class 9 Claim becomes an Allowed Claim, or as soon thereafter as practicable, each holder of a Class 9 Claim shall be paid by the Debtors Cash equal to the amount of the holder's Allowed Class 9 Claim, in full and complete satisfaction of such Allowed Class 9 Claim.

5.10          Class 10 (Allowed Bonds Unsecured Claims).  On the later of the Effective Date or the date on which a certain Class 10 Claim becomes an Allowed Claim, or as soon thereafter as practicable, each holder of a Class 10 Claim shall receive one (1) share of New MissChem Common Stock for each Fifteen Dollars ($15.00) of such holder's Class 10 Allowed Bonds Unsecured Claim, rounded to the nearest $15.00.  Delivery by the Debtors pursuant to the Plan of the New MissChem Common Stock to the holder of a Class 10 Claim shall cancel, extinguish and discharge and be in exchange for all rights existing on account of such Class 10 Claim.

5.11          Class 11 (Allowed Potash/Eddy General Unsecured Claims).  On the later of twenty (20) days after the Potash-Debtors receive the proceeds of the public auction sale described in Section 6.4.H. of the Plan or the date on which the Class 11 Claim becomes an Allowed Claim, or as soon thereafter as practicable, each holder of a Class 11 Claim shall receive its share, pro rata with all other holders of Allowed Class 11 Claims, of such auction sale proceeds, net of sale expenses, in cancellation, extinguishment and discharge of all rights existing on account of such Class 11 Claim.

5.12          Class 12 (Allowed Other General Unsecured Claims).  On the later of the Effective Date or the date on which a certain Class 12 Claim becomes an Allowed Claim, or as soon thereafter as practicable, each holder of a Class 12 Claim shall receive from the Debtors, based on the election by such holder made in its Ballot, either (i) the payment of Cash equal to forty percent (40%) of the amount of the holder's Allowed Class 12 Claim, or (ii) one (1) share of New MissChem Common Stock for each Fifteen Dollars ($15.00) of such holder's Class 12 Allowed Other General Unsecured Claim, rounded to the nearest $15.00; provided, however, that if the holders of Class 12 Claims do not accept the Plan by the requisite majorities set forth in §1126c of the Bankruptcy Code, then any such election made by any holder of a Class 12 Claim shall be null and void and each holder of a Class 12 Claim shall only receive from the Debtors one (1) share of New MissChem Common Stock for each Fifteen Dollars ($15.00) of such holder's Class 12 Allowed Other General Unsecured Claim, rounded to the nearest $15.00.  If the holders of Class 12 Claims do accept the Plan by the requisite majorities set forth in §1126c of the Bankruptcy Code, and a holder of a Class 12 Claim does not make an election in a Ballot, such holder shall conclusively be considered as having elected the Cash option in (i) above.  Delivery by the Debtors pursuant to the Plan of either the Cash payment or the New MissChem Common Stock to the holder of a Class 12 Claim shall cancel, extinguish and discharge and be in exchange for all rights existing on account of such Class 12 Claim.

5.13          Class 13 (Allowed Tort Claims).  On the later of the Effective Date or the date on which a certain Class 13 Claim becomes an Allowed Claim, or as soon thereafter as practicable, each holder of a Class 13 Claim shall be paid by the Debtors an amount of Cash equal to forty percent (40%) of the amount of the holder's Allowed Class 13 Claim which is finally determined by a court of competent jurisdiction not to be covered by the Debtors' applicable insurance policies.  Such payment to the holder of a Class 13 Claim shall cancel, extinguish and discharge and be in exchange for all rights existing on account of such Class 13 Claim.

5.14          Class 14 (Allowed Potash/Eddy Interests).  On the Effective Date, the Potash/Eddy Interests shall be cancelled and extinguished, and the holder of the Class 14 Interests shall receive no property or distribution on account of such Interests.

5.15          Class 15 (Allowed Subsidiary Interests).  Each of the Subsidiary Interests shall remain in full force and effect on and after the Effective Date.

5.16          Class 16 (Allowed Old Equity Interests).  On the Effective Date, the Old Equity Interests shall be cancelled and extinguished, and each holder of a Class 16 Old Equity Interest shall receive in exchange therefor, on the Effective Date or as soon thereafter as practicable, the following:

(i)            The number of New MissChem Series A Warrants, rounded to the nearest whole number, equal to the result of multiplying the number 778,680 times a fraction, the numerator of which is the number of shares of MCC common stock held by such holder on the Effective Date and the denominator of which is the total number of shares of MCC common stock which was issued and outstanding on the Effective Date;

(ii)           The number of New MissChem Series B Warrants, rounded to the nearest whole number, equal to the result of multiplying the number 2,748,290 times a fraction, the numerator of which is the number of shares of MCC common stock held by such holder on the Effective Date and the denominator of which is the total number of shares of MCC common stock which was issued and outstanding on the Effective Date; and

(iii)          The number of New MissChem Series C Warrants, rounded to the nearest whole number, equal to the result of multiplying the number 6,107,300 times a fraction, the numerator of which is the number of shares of MCC common stock held by such holder on the Effective Date and the denominator of which is the total number of shares of MCC common stock which was issued and outstanding on the Effective Date.

ARTICLE 6

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1              Vesting of Assets and Operations.

A.                 All assets of the Debtors and property of the estates in the Case, including but not limited to all causes of action or interests accruing to the Debtors under the Bankruptcy Code or other laws and all funds or other assets of the Debtors in the possession or under the control of another, shall vest in the Debtors on the Effective Date, free and clear of any and all Liens and Claims, except the Liens and obligations of the Debtors continued or created pursuant to the provisions of this Plan.  The holder of any Liens canceled and discharged pursuant to this Plan shall cancel of record such Liens on, or within a reasonable time after, the Effective Date.

B.                 From and after the Effective Date, New MissChem and the Debtors may, as appropriate, operate their respective businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in and consistent with the Plan or Confirmation Order.

C.                 On the Effective Date, the management, control, and operation of New MissChem and the Debtors shall become the general responsibility of their respective boards of directors. The composition of the initial boards of directors shall be disclosed not later than ten (10) days prior to the Confirmation Hearing, and each member of such initial boards of directors shall serve in accordance with applicable nonbankruptcy law and the respective Articles of Incorporation and Bylaws as the same may be amended from time to time.

D.                 The officers of the respective Debtors immediately prior to the Effective Date shall serve as the initial officers of the Debtors on and after the Effective Date, until their successors are duly elected and assume office.  The initial officers of New MissChem shall be the officers of MCC immediately prior to the Effective Date, with Coley Bailey as Chief Executive Officer, who shall remain in office until their successors are duly elected and assume office.  The officers of the Debtors and of New MissChem are proposed to continue serving at the same basis for compensation as existed on the date of the Confirmation Order, until such compensation is duly changed.

6.2              Substantive Consolidation.

A.                 Entry of the Confirmation Order shall constitute the approval, pursuant to § 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the MCC-Debtors (not including Potash and Eddy) for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution.  On and after the Effective Date, (i) all assets and liabilities of the MCC-Debtors shall be treated as though they were merged, (ii) all guarantees by the MCC-Debtors of the obligations of any other of the MCC-Debtors shall be eliminated, so that any Claim against any MCC-Debtor and any guarantee thereof executed by any other MCC-Debtor and any joint or several liability of any of the MCC-Debtors shall be one obligation of the MCC-Debtors, and (iii) each and every Claim filed or to be filed in the Case of any of the MCC-Debtors shall be deemed filed against each MCC-Debtor and shall be one Claim against and obligation of the MCC-Debtors.

B.                 Entry of the Confirmation Order shall constitute the approval, pursuant to § 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Potash-Debtors (Potash and Eddy) for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution.  On and after the Effective Date, (i) all assets and liabilities of the Potash-Debtors shall be treated as though they were merged, (ii) all guarantees by the Potash-Debtors of the obligations of the other of the Potash-Debtors shall be eliminated, so that any Claim against the Potash-Debtors and any guarantee thereof executed by the other of the Potash-Debtors and any joint or several liability of any of the Potash-Debtors shall be one obligation of the Potash-Debtors, and (iii) each and every Claim filed or to be filed in the Case of the Potash-Debtors shall be deemed filed against each of the Potash-Debtors and shall be one Claim against and obligation of the Potash-Debtors.

C.                 The substantive consolidation effected pursuant to this Section 6.2 of the Plan shall not (other than for purposes related to funding distributions under the Plan and as set forth above in this section) affect: (i) the legal and organizational structure of the Debtors; (ii) pre- and post-Confirmation Order guarantees, Liens, and security interests that are required to be maintained (a) in connection with any Executory Contract that was entered into during the Case or that has been or will be assumed or (b) pursuant to the Plan; (iii) defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff; and (iv) distributions out of any insurance policies or proceeds of such policies.

6.3              Corporate Restructure Transactions.

A.                 On or as of the Effective Date, the MCC-Debtors shall cause the incorporation and organization of New MissChem as a Delaware corporation, with Articles of Incorporation and Bylaws in substantially the forms contained in the Plan Supplement.  The initial members of the board of directors of New MissChem shall be designated by agreement between the MCC-Debtors and the Committee, failing in which agreement prior to the Effective Date, the initial members shall be designated by the MCC-Debtors.  Such initial directors shall serve until their successors have been duly elected and assumed office.

B.                 On or as of the Effective Date, the MCC-Debtors shall cause Old MissChem to convey and transfer to New MissChem all Subsidiary Interests and all other property and assets of Old MissChem (including without limitation all Cash and Cash equivalents and working capital assets) except for the Interest in MCHI, the Offtake Agreement, the Shareholders' Agreement, the Interest in FMCL Limited Liability Company and all other contracts, agreements and rights held by Old MissChem relating to MCHI and PLNL.

C.                 On or as of the Effective Date, New MissChem and Old MissChem shall enter into and execute (i) the Management Services Agreement, (ii) the Offtake Pass-Through Agreement, and (iii) the Offtake Shipping Pass-Through Agreement.

D.                 On or as of the Effective Date, the MCC-Debtors shall cause New MissChem and each of the MCC-Debtors except Old MissChem to enter into and execute all loan, security and other agreements and documents as are necessary to place into effect the New MissChem Revolver Loan and the New MissChem Term Loan.

E.                  On or as of the Effective Date, the MCC-Debtors shall cause Old MissChem to effect such amendments in its Articles of Incorporation, Bylaws and other corporate governance documents as are necessary (i) to change its corporate name as determined by its board of directors; (ii) to reconstitute its board of directors to five (5) persons, three (3) of whom are to be selected by the Investors and two (2) of whom are to be selected by New MissChem; (iii) to establish such restrictions or limitations on governance authority as shall be approved by the Investors and the MCC-Debtors prior to the Effective Date or by the Court if such agreement is not reached; and (iv) to effect such other amendments as are necessary and appropriate in accordance with the Plan and Confirmation Order.

6.4              Plan Performance Actions.

A.                 At the times designated in Articles 2 and 5 to do so, New MissChem and the MCC-Debtors shall cause the payments of Cash to be made pursuant to the Plan to the holders of Allowed Administrative Expense Claims and Allowed Claims in Classes 1, 2, 3, 4, 5, 6, 7, 9, 12 and 13, by timely delivering to the Disbursing Agent the funds with which such payments of Cash shall be made by the Disbursing Agent to such holders in accordance with the Plan.

B.                 On or as of the Effective Date, New MissChem and the MCC-Debtors shall cause the New MissChem Mezzanine Note and the New MissChem Mezzanine Note Security Documents to be executed and delivered pursuant to the Plan to the holders of Allowed Claims in Classes 5 and 6.

C.                 On or as of the Effective Date, New MissChem and the MCC-Debtors shall cause New MissChem (i) to issue and deliver pursuant to the Plan the New MissChem Common Stock to the holders of Allowed Claims in Class 10 and to the holders of Allowed Claims in Class 12 who elect to receive New MissChem Common Stock; and (ii) to adopt and enter into the Management Incentive Plan.

D.                 On or as of the Effective Date, New MissChem and the MCC-Debtors shall cause New MissChem to issue and deliver pursuant to the Plan the New MissChem Warrants to the holders of Allowed Interests in Class 16.

E.                  On or as of the Effective Date, the MCC-Debtors shall cause the Old MissChem Flow-Through Note and the Old MissChem Flow-Through Note Security Documents to be executed and delivered pursuant to the Plan to the holders of Allowed Claims in Classes 5 and 6.

F.                  On or as of the Effective Date, the MCC-Debtors shall cause Old MissChem to issue and deliver pursuant to the Plan the Old MissChem Preferred Stock to New MissChem.

G.                 On or as of the Effective Date, the MCC-Debtors shall cause Old MissChem to issue and deliver pursuant to the Plan 60% of the issued and outstanding Old MissChem Common Stock to holders of Allowed Claims in Classes 5 and 6 and 40% of the issued and outstanding Old MissChem Common Stock to New MissChem.

H.                 Within sixty (60) days after the Effective Date, or such other date as the Court may set, the Potash-Debtors shall conduct a public auction of all assets, if any, of the Potash-Debtors, upon at least twenty (20) days notice to holders of Class 11 Claims, and all such assets shall be sold and transferred to the highest and best bidder or bidders as determined by the Potash-Debtors.  Within twenty (20) days of the receipt of the sale proceeds, or as soon thereafter as practicable, the full sale proceeds, net of sale expenses, shall be paid to the holders of Allowed Class 11 Claims in accordance with the Plan.  After such payment of net sale proceeds, and upon election of the Potash-Debtors, the Potash and Eddy entities may be dissolved.

I.                    On, as of, or after the Effective Date, the Debtors and New MissChem shall cause all payments to be made, shall execute and deliver all instruments and documents, and shall perform all other actions as provided in this Plan or the Confirmation Order to occur on, as of, or after the Effective Date.

J.                   The MCC-Debtors and New MissChem shall use Cash from their respective business operations and property development and use or disposition, from the assets vested in them under this Plan, from their loans from lenders, and from future capital investments in them, to make all payments as provided in this Plan to be made by or on behalf of them and to fund their continued business operations and the maintenance, improvement and development of their properties and assets.

K.                The Potash-Debtors shall use Cash from their public auction sale described in the Plan to cause all payments as provided in this Plan to be made by or on behalf of them.

L.                  The Debtors shall continue the payment of any and all retiree benefits as contemplated by Bankruptcy Code § 1129(a)(13), and New MissChem shall guarantee such payments.

M.               The Pension Plan shall remain in effect on the Effective Date and shall not be modified or affected by any provision of the Plan, and New MissChem shall guarantee any and all obligations of the Debtors under or arising out of the Pension Plan.

6.5              Resulting Corporate Structure Summary

A.      New MissChem:

(i)      Will own 100% of domestic assets, Old MissChem Preferred Stock, and 40% of Old MissChem Common Stock

(ii)     Will have debt structure of New MissChem Revolver Loan and New MissChem Term Loan from new lenders, and New MissChem Mezzanine Note to holders of Allowed Class 5 and 6 Claims

(iii)    Will have issued New MissChem Common Stock to holders of Allowed Class 10 Claims and any holders of Allowed Class 12 Claims who elect to receive stock, subject to dilution for (x) 10% for the Management Incentive Plan and (y) future New MissChem Common Stock issued under New MissChem Warrants to holders of Class 16 Old Equity Interests

B.     MCC-Debtors except Old MissChem:

(i)     Will continue owning assets and operating businesses existing before Effective Date

(ii)    Will be wholly-owned subsidiaries of New MissChem

C.    Old MissChem:

(i)     Will continue owning 100% of MCHI equity and resulting 50% of PLNL, and 50% of FMCL Limited Liability Company

(ii)     Will have debt structure of Old MissChem Flow-Through Note to holders of Allowed Class 5 and 6 Claims

(iii)    Will have issued Old MissChem Preferred Stock to New MissChem

(iv)    Will have issued Old MissChem Common Stock, 40% to New MissChem and 60% to holders of Allowed Class 5 and 6 Claims

D.     Potash and Eddy:

(i)      Will own nominal assets, which will be sold at auction, with the net proceeds distributed to holders of Allowed Class 11 Claims

(ii)     Will then be dissolved

ARTICLE 7

PROVISIONS FOR RESOLUTION OF DISPUTED CLAIMS
AND OBJECTIONS TO PROOFS OF CLAIMS

7.1              Unless otherwise provided in the Plan or Confirmation Order, the Debtors shall have the sole right to object to and to contest the allowance of any Claims filed in the Case and to file any motions/complaints pursuant to Bankruptcy Code § 505.

7.2              Objections to Claims may be filed with the Court and served upon the Claimant on or before the later of (i) the Effective Date, or (ii) such other date as may be fixed by the Bankruptcy Court, after notice and a hearing.

7.3              Prior to the expiration of thirty (30) days from service of an objection, the Claimant whose Claim has been objected to, must file with the Court and serve upon the objecting party a response to such Claim objection.  Failure to file such a response within the thirty (30) days time period shall constitute cause for the Court to enter a default judgment against the non-responding Claimant, and to grant the relief requested in the Claim objection.

7.4              Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided in the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.5              All Tort Claims are Disputed Claims.  No distributions under the Plan shall be made on account of any Tort Claim unless and until such Claim is liquidated and becomes an Allowed Claim.  Any Tort Claim which has not been liquidated prior to the Effective Date and as to which a Proof of Claim was timely filed in the Case shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.  Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternate dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be paid as follows: (A) to the extent such liquidated Tort Claim is, in whole or in part, included in insurance coverage, the insured portion shall be paid by the applicable insurer, and (B) to the extent any portion of such liquidated Tort Claim is not covered by insurance, such uninsured portion shall be deemed, to the extent applicable, an Allowed Claim in Class 13 and treated in accordance with Section 5.13.  Nothing in this Section 7.5 shall constitute or be deemed a waiver (1) of any rights under section 157(b) of Title 28 of the United States Code; (2) of any Cause of Action that the Debtors or any entity may hold against any other entity, including without limitation, insurers under any insurance policy; or (3) of any defenses available to the Debtors or insurers, including without limitation, coverage defenses.

7.6              No holder of a Claim shall be entitled to interest or other charges on account of any passage of time before the Claim becomes an Allowed Claim.

7.7              On and after the Effective Date, the Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court.

ARTICLE 8

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1              Rejection.  At the end of the date which is sixty (60) days after the Effective Date, each Executory Contract (which includes unexpired leases) of the Debtors that has not been previously assumed by order of the Bankruptcy Court, is not the subject of a pending motion at that time to assume, or is not expressly assumed pursuant to the Plan, shall be deemed rejected effective as of immediately before the Petition Date.  If the rejection of any Executory Contract results in damage to the other party or parties to the Executory Contract, a Proof of Claim for such damages must be filed with the Court and served on the Debtors within thirty (30) days after such rejection.  Any Allowed Claim arising from the rejection of any Executory Contract of either Potash or Eddy shall be treated as an Allowed Potash/Eddy General Unsecured Claim, which shall be paid in accordance with the treatment of Allowed Class 11 Claims.  Any Allowed Claim arising from the rejection of any Executory Contract of a Debtor other than Potash or Eddy shall be treated as an Allowed Other General Unsecured Claim, which shall be paid in accordance with the treatment of Allowed Class 12 Claims.

8.2              Rejection Claims.  Any Claim arising from the rejection of any Executory Contract not filed with the Court within the time period provided herein shall be deemed discharged and not entitled to participate in any distribution under the Plan or otherwise.  The Debtors may file with the Court an objection to a Claim for damages arising from the rejection of any Executory Contract.

8.3              Assumed.  The Executory Contracts previously assumed by the Debtors, which assumptions shall remain in effect pursuant to the Plan, are described on Schedule 8.3 attached hereto and incorporated herein by reference.

8.4              Assumption.  On the Effective Date, each of the Executory Contracts (which includes unexpired leases) described on Schedule G of the Debtors' Schedules filed in the Case pursuant to Bankruptcy Code § 521 and Bankruptcy Rules 1007 and 1009 which have not previously been rejected pursuant to the Court's Orders or which are not then the subject of a pending motion to reject shall be assumed by the Debtors, at which time and as to which the Debtors shall, except as to defaults described in Bankruptcy Code § 365(b)(2), (i) cure, or provide adequate assurance that they will promptly cure, an existing default by the Debtors in the Executory Contract, (ii) compensate, or provide adequate assurance that they will promptly compensate, another party to the Executory Contract for any actual pecuniary loss to such other party resulting from such default, and (iii) provide adequate assurance of future performance by the Debtors under such Executory Contract.

ARTICLE 9

DEFAULT

9.1              Events of Default.  An event of default shall be deemed to have occurred if the Debtors or any holder of a Claim or Interest fails to take any action or fails to refrain from taking an action as set forth within this Plan or the Confirmation Order after the expiration of ten (10) calendar days following delivery to the defaulting party of written demand for cure of such default.

9.2              Remedies for Defaults.  Upon the occurrence of an event of default, any personally aggrieved non-defaulting party may present an ex parte order to the Bankruptcy Court setting a date and time on not less than fifteen (15) calendar days written notice when such defaulting party must appear before the Bankruptcy Court and show cause why it should not be held in contempt of the Confirmation Order.  If found to be in default of the Plan or the Confirmation Order, the Court may:

(i)           assess the costs of the movant in proceeding on the order to show cause against the defaulting party, such costs to be an amount not less than $2,000 or such higher amount as may have actually been incurred;

(ii)          designate a party to appear, sign, and/or accept the documents required under the Plan or the Confirmation Order on behalf of the defaulting party, in accordance with Rule 70 of the Federal Rules of Civil Procedure; and

(iii)         make such other orders as may be equitable which do not materially alter the terms of the Plan.

ARTICLE 10

CRAMDOWN REQUEST

10.1          If any impaired Class of Claims or Interests does not vote to accept the Plan by the requisite votes in number and amount required by Bankruptcy Code § 1126, the Debtors reserve the right to amend the Plan in accordance with Article 14 hereof, and the Court may nevertheless confirm the Plan pursuant to the "cramdown" provisions of Bankruptcy Code § 1129(b), which may be requested by the Debtors orally at the Confirmation Hearing.

ARTICLE 11

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

11.1          Effectiveness.  The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.3 of the Plan:

(a)          The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered by the Court in the Cases, and there shall not be a stay or injunction in effect with respect thereto, and the Confirmation Order shall have become a Final Order;

(b)          All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

(c)          The Debtors shall have received all authorizations, consents, regulatory approval, rulings, letters, opinions, or documents that are necessary to implement the Plan and that are required by law, regulation, or order.

11.2          Failure of Conditions.  In the event that one or more of the conditions specified in Section 11.1 of the Plan have not occurred or been waived on or before one hundred twenty (120) days after entry of the Confirmation Order, (i) the Confirmation Order shall be vacated; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the date of entry of the Confirmation Order as though the Confirmation Order had never been entered; and (iv) the Debtors' obligations with respect to Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in further proceedings involving the Debtors.

11.3          Waiver of Conditions.  The Debtors, in their sole discretion and to the extent not prohibited by applicable law, may waive any one (1) or more of the conditions precedent to effectiveness of the Plan set forth in Section 11.1 of the Plan.

ARTICLE 12

RETENTION OF JURISDICTION

12.1          The Court shall retain and have jurisdiction over all matters arising under the Bankruptcy Code, or arising in or relating to this Case or the Plan, including, but not limited to, proceedings:

(1)         To resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract (which includes unexpired leases) to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment of the Plan after the Effective Date, and to add any Executory Contracts to the list of Executory Contracts to be rejected;

(2)         To enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, transactions and other agreements or documents created in connection with the Plan;

(3)         To hear and determine all Claims, controversies, suits and disputes against or by any of the Debtors to the full extent permitted under 28 U.S.C. § 1334;

(4)         To hear, determine and enforce all Claims and causes of action which may exist on behalf of any of the Debtors or the Debtors' estates, including, but not limited to, any right of the Debtors or the Debtors' estates to recover assets pursuant to the provisions of the Bankruptcy Code;

(5)         To hear and determine all timely objections to Administrative Expense Claims or to Proofs of Claim or Interests filed, both before and after the date of the Confirmation Order, including any objections to the classification of any Claim or Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim, in whole or in part;

(6)         To hear and determine any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Debtors or another party after the Effective Date;

(7)         To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

(8)         To issue such orders in aide of execution of the Plan, to the extent authorized by Bankruptcy Code § 1142;

(9)         To consider any modifications of the Plan, to cure any defect or omission therein, or reconcile any inconsistency therein with any order of the Court, including the Confirmation Order;

(10)       To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred in connection with the case prior to the Effective Date;

(11)      To hear and determine disputes arising in connection with or relating to the Plan or the interpretation, implementation or enforcement of the Plan or the extent of any Entity's obligations incurred in connection with or released or discharged under the Plan;

(12)       To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

(13)       To enforce, before or after this case is closed, by injunction or otherwise the provisions provided for within this Plan, the Confirmation Order, or any final decree or other order entered by this Bankruptcy Court;

(14)       To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with or pursuant to the Plan or the Disclosure Statement;

(15)       To hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code §§ 346, 505 and 1146;

(16)       To hear and determine any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

(17)       To enter a final decree closing the Case.

ARTICLE 13

GENERAL PROVISIONS

13.1          Disallowance of Claims.  All Claims held by Persons against whom any of the Debtors has or has asserted a cause of action under §§ 542, 543, 550, 551 or 552 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under §§ 544, 545, 547, 548, 549 or 553 of the Bankruptcy Code shall be deemed disallowed pursuant to § 502(d) of the Bankruptcy Code, and holders of such Claims may not vote to accept or reject the Plan, both consequences to be in effect until such time as such causes of action against that Person have been settled or a Final Order entered and all sums due the Debtors by that Person are turned over to the Debtors.  Any and all Claims filed with the Bankruptcy Court after the Bar Date shall be disallowed and holders of such Claims may not vote to accept or reject the Plan.

13.2          Title to Assets.  Except as otherwise provided by the Plan, on the Effective Date, title to all assets and properties included in the bankruptcy estates of this Case shall vest in the respective Debtors in accordance with § 1141 of the Bankruptcy Code.  In all respects and in accordance with Bankruptcy Code § 1141(a), the provisions of this Plan shall bind the Debtors, the Entities described in Article 6 hereof as providing a portion of the funding and other means for the Debtors' performance of the Plan, and all Creditors, Equity Security Holders or general partners of the Debtors, whether or not the Claims or Interests of such Creditors, Equity Security Holders or general partners of the Debtor are impaired under the Plan and whether or not such Creditors, Equity Security Holders or general partners have accepted the Plan.

13.3          Plan Supplement.  The documents listed on Schedule 13.3 attached hereto and incorporated herein by reference and any other appropriate documents to effect the provisions of the Plan shall be contained in the Plan Supplement and filed in the Case at least ten (10) days prior to the last day upon which holders of Claims may vote to accept or reject the Plan.  Upon its filing in the Case, copies of the Plan Supplement may be obtained either (i) electronically via the internet at http://www.bmccorp.net/misschem, the website of the Disbursing Agent, or (ii) by requesting copies thereof from Quick Print Plus by facsimile at (601) 355-3565 or by telephone at (601) 352-7874, or may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours of the office.

13.4          Releases of all Liens.  Except as otherwise provided by the Plan, on the Effective Date, all Liens on any assets and property of the Debtor shall be deemed to be released and discharged, and all Claims related thereto shall be canceled and discharged pursuant to the Plan.

13.5          Cancellation of Notes, Instruments, Debentures and Equity Securities.  On the Effective Date, except to the extent provided otherwise in the Plan, all notes, instruments, certificates and other documents evidencing Claims against any of the Debtors and all equity Interests in MCC and in the Potash-Debtors shall be canceled and deemed terminated, except for purposes of making any distributions under the Plan.

13.6          Term of Existing Injunctions or Stays.  Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays provided for in the Case pursuant to §§ 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in existence on the date of the Confirmation Order, shall remain in full force and effect until the Effective Date.

13.7          Injunction.  Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all Persons or Entities who have held, hold or may hold Claims or Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against any of the Debtors or New MissChem, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any of the Debtors or New MissChem, (c) creating, perfecting, or enforcing any Lien or other encumbrance of any kind against any of the Debtors or New MissChem or against the property or interests in property of any of the Debtors or New MissChem, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any of the Debtors or New MissChem or against the property or interests in property of any of the Debtors or New MissChem, with respect to any such Claim or Interest, (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished or released pursuant to the Plan, and (f) taking any actions to interfere with the implementation or consummation of the Plan; provided, however, that such injunction shall not preclude the United States of America or its governmental units from enforcing their police or regulatory powers; and, provided, further, that except in connection with a properly filed Proof of Claim, the foregoing proviso does not permit the United States of America or any of its governmental units from obtaining any monetary recovery from any of the Debtors or New MissChem or their property or interests in property with respect to any such Claim or Interest, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power.

13.8          Release of Causes of Action.  Each holder of a Claim or Interest who either (i) accepts a distribution under the Plan, (ii) votes to accept the Plan, or (iii) does not timely submit its Ballot voting on the Plan, shall be conclusively deemed for all purposes to have forever waived any and all Causes of Action against the Debtors and all Covered Parties, and released all Covered Parties from all Causes of Action, to the fullest extent permissible under applicable law.  On the Effective Date, any and all Causes of Action by or derivatively through any Debtor against any of the Covered Parties shall automatically and immediately be fully and finally waived, released and discharged for all purposes.

13.9          Survival of Corporate Indemnity Obligations.  Any and all obligations of any of the Debtors in effect on or after the Petition Date to indemnify and hold harmless any officer, director or other Affiliate or other representative of any of the Debtors under any provision of the Articles of Incorporation, Bylaws, corporate resolutions or written contracts of any of the Debtors shall continue in full force and effect in accordance with the terms thereof on and after the Effective Date.

13.10      Restrictions on Payments.  This Plan contemplates the payment of Allowed Claims only.  No Disputed Claims shall be paid, nor shall distributions be made to an Entity holding a Disputed Claim, until and only to the extent that such Claim, or any part thereof, becomes an Allowed Claim, if ever.  Any Claim not specifically classified within this Plan shall receive no distribution under the Plan on account of such Claim, and shall be deemed discharged and forever barred.  Checks or drafts issued to Entities holding Allowed Claims and not presented for payment within ninety (90) days following the date of the check or draft shall be deemed canceled and non-negotiable thereafter.  Any Entity to whom a check or draft has been issued pursuant to the Plan who has neither presented such check or draft for payment within such 90-day time period nor notified the Debtors in writing within one year of the Effective Date of the address to which such check or draft can be sent to such Entity shall conclusively be deemed to have abandoned the right of such Entity to receive a distribution under the Plan, and such right shall thereupon be terminated and canceled.   Distributions under the Plan will be governed by the provisions of §§ 508, 509 and 510 of the Bankruptcy Code, where applicable.   Any other provision of the Plan notwithstanding, no payments of fractional dollars will be made under the Plan on account of an Allowed Claim.  Distributions under the Plan will reflect a rounding of a fraction to the nearest whole dollar (up or down).

13.11      Dates.  Bankruptcy Rule 9006 is incorporated herein for purposes of calculating the dates set out herein.  Whenever any distribution to be made under the Plan is due on a day other than a Business Day, such distribution will instead be made, without penalty or interest, on the next Business Day.  The Court shall retain power, after the Confirmation Order, to extend distribution dates for cause, upon motion and after notice and a hearing to affected parties.

13.12      Debtor Actions.   Each of the Debtors and New MissChem is authorized to execute, deliver, file and/or record such contracts, instruments, releases, agreements and other documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  Nothing contained herein shall prevent the Debtors or New MissChem from taking such actions as may be necessary to consummate the Plan, although such actions may not specifically be provided for within the Plan, so long as such actions are neither contrary to nor inconsistent with the terms of the Plan or the Confirmation Order.

13.13      Corporate Action.   On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the directors, stockholders or other equity owners of one or more of the Debtors and New MissChem, including without limitation, (i) the authorization to issue or cause to be issued all of the documents included in the Plan Supplement, (ii) the effectiveness of the Articles of Incorporation, Bylaws, and amendments thereto of any of the Debtors or New MissChem made in accordance with the Plan, (iii) all restructuring transactions effectuated pursuant to the Plan, (iv) the election of directors and officers of any of the Debtors and New MissChem, (v) the authorization and approval of the new revolving credit facility, new term loan, etc., (vi) qualification of any of the Debtors and New MissChem as a foreign corporation wherever the conduct of business by them requires such qualification, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to applicable general corporation law of the states in which the Debtors and New MissChem are incorporated, without any requirement of further action by the directors, stockholders or other equity owners of the Debtors and New MissChem.  On the Effective Date, or as soon thereafter as practicable, the Debtors and New MissChem shall, if required, file their amended or initial Articles of Incorporation or other corporate charter documents with the secretary of state or other appropriate regulatory officer of the state in which each such entity is or will be incorporated, in accordance with the applicable general corporation law of each such state.  On or as of the Effective Date, all prior actions lawfully taken by the respective Boards of Directors of the Debtors and then in effect shall be deemed ratified by entry of the Confirmation Order and still in effect, except to the extent contrary to or inconsistent with the terms of the Plan or the Confirmation Order.

13.14      Avoidance Actions.  From and after the Effective Date, the Debtors and New MissChem shall have the right to prosecute any avoidance, equitable subordination or recovery actions under §§ 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors-in-Possession.

13.15      Key Employee Severance Benefits.  From and after the Effective Date, the employees of the Debtors who were entitled to severance benefits under the Key Employee Severance Plan as authorized by the Final Financing Order Authorizing (1) Borrowing with Priority over Administrative Expenses and Secured by Liens on Property of the Estates Pursuant to Section 364(c) and Section 364(d) of the Bankruptcy Code, (2) Debtors' Use of Cash Collateral and Granting Adequate Protection Therefor Pursuant to Sections 361 and 363 of the Bankruptcy Code, and (3) Modifying the Automatic Stay, entered by the Court on October 2, 2003, and who also are employees of any of the MCC-Debtors on the Effective Date shall be thereafter entitled to severance benefits from New MissChem no less favorable to the employee than was provided pursuant to such Key Employee Severance Plan as so authorized.

13.16      Discharge of Committee.  On the Effective Date, the appointment and duties and authority of the Committee and its counsel and its other professionals shall terminate, unless otherwise provided herein or in the Confirmation Order, except that the Committee may evaluate and participate in any hearing to consider applications for final allowances of compensation and reimbursement of expenses by professionals in the Case and may participate in the evaluation of Claims and the prosecution of any objections by the Debtors thereto.  The post-Effective Date professional fees and expenses of the Committee for the services set forth in this Section 13.15 shall be paid pursuant to Section 13.16 of the Plan.

13.17      Post-Effective Date Fees and Expenses.  From and after the Effective Date, the Debtors and New MissChem shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by them, including without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

13.18      Inconsistencies.   Except as otherwise expressly provided herein, to the extent the Plan is inconsistent with any other documents, the provisions of the Plan shall be controlling.

13.19      Sections 1145 and 1146 Exemptions.  The exemptions from securities laws provided by § 1145 of the Bankruptcy Code shall apply to all securities transactions pursuant to or contemplated in the Plan or the Confirmation Order.  Pursuant to § 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

13.20      Severability.  The provisions of this Plan shall not be severable unless such severance is agreed to by the Debtors and such severance would constitute a permissible modification of the Plan pursuant to § 1127 of the Bankruptcy Code.

13.21      Withdrawal of Plan.  In addition to the Debtors' right to modify the Plan pursuant to Article 14 hereof, the Debtors reserve the right to revoke or withdraw the Plan prior to entry of the Confirmation Order.  If the Debtors revoke or withdraw the Plan prior to entry of the Confirmation Order, then the Plan shall be deemed null and void, and nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

13.22      Governing Law.   Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or in the Plan Supplement or a document or instrument executed pursuant to the Plan provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of Mississippi without giving effect to principles of conflicts of laws.

13.23      Notices.   All notices, requests and demands to or upon the Debtors to be effective shall be in writing, including by facsimile transmission, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered to all of the following or, in the case of notice by facsimile transmission, when received by all of the following and telephonically confirmed, addressed as follows or to such other addresses as filed with the Bankruptcy Court after the date of the Confirmation Order:

Mississippi Chemical Corporation, et al. ATTN: Coley L. Bailey, CEO Post Office Box 388 Yazoo City, MS 39194-0388 Telephone: (662) 751-2378 Facsimily: (662) 751-2912

WITH COPIES TO:

Phelps Dunbar LLP and ATTN: James W. O'Mara 111 East Capitol Street, Suite 600 Post Office Box 23066 Jackson, MS 39225-3066 Telephone: (601) 352-2300 Facsimile: (601) 360-9777 Email: omaraj@phelps.com	Mississippi Chemical Corporation ATTN: John M. Flynt, General Counsel Post Office Box 388 Yazoo City, MS 39194-0388 Telephone: (662) 751-2378 Facsimile: (662) 751-2936 Email: jflynt@misschem.com

13.24      Section Headings.  The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

ARTICLE 14

MODIFICATIONS

14.1          The Debtors may amend or modify the Plan in accordance with § 1127 of the Bankruptcy Code and the Bankruptcy Rules at any time before or after entry of the Confirmation Order.  After entry of the Confirmation Order, the Debtors may, with Court approval, and so long as it does not materially and adversely affect the rights, as set forth in the Plan, of the holders of Claims or Interests and other parties in interest that do not consent, remedy any defect or omission or reconcile any inconsistency in the Plan or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

ARTICLE 15

DISCHARGE

15.1          Except as otherwise provided in the Plan or in the Confirmation Order, confirmation of the Plan shall act as a discharge and dismissal, effective as of the Effective Date, of all Claims against the Debtors that arose at any time before entry of the Confirmation Order.  Pursuant to the Bankruptcy Code, the discharge of the Debtors will be effective as to each Claim, regardless of whether a Proof of Claim therefor was filed, whether the Claim is an Allowed Claim, or whether the holder thereof votes to accept the Plan.  All property and assets transferred by the Debtors to holders of Allowed Claims and to other parties in interest pursuant to the Plan shall vest in such holders or such parties in interest, as the case may be, free and clear of all Claims, Liens and encumbrances of Creditors and Equity Security Holders, except to the extent contemplated by the Plan.

15.2          Except as otherwise provided in the Plan or in the Confirmation Order, confirmation of the Plan shall also constitute an injunction against any action by or on behalf of the holder of any Claim so discharged seeking to collect a Claim in any manner other than as specified in the Plan.

ARTICLE 16

CLOSING THE CASE

16.1          Upon performance of all actions required by the Plan of the Debtors on or before six months after the Effective Date, the Plan shall be deemed to be fully consummated.

16.2          Upon such full consummation of the Plan, the Debtors may move the Bankruptcy Court for a final decree closing the Case and granting such other order as may be just.

DATED: April 15, 2004.

Respectfully submitted, MISSISSIPPI CHEMICAL CORPORATION, et al. By: /s/ Coley L. Bailey Coley L. Bailey

James W. O'Mara, MS Bar No. 3929
Douglas C. Noble, MS Bar No. 10526
Christopher R. Maddux, MS Bar No. 100501
PHELPS DUNBAR LLP
111 East Capitol, Suite 600
Post Office Box 23066
Jackson, Mississippi 39225-3066
Telephone:  (601) 352-2300
Facsimile:   (601) 360-9777

Attorneys for Debtors and Debtors-in-Possession

MISSISSIPPI CHEMICAL CORPORATION, et al.

SCHEDULE 8.3

Assumed Executory Contracts

(1)           The executory contract with Shaw Constructors, Inc., described in and assumed pursuant to the Order Approving Assumption of Executory Contract with Shaw Constructors, Inc. entered by the Court on May 20, 2003

(2)           The executory contracts with the following parties, described in and assumed pursuant to the Order Granting Amended Motion Pursuant to § 365 for Approval of Assumption of Executory Contracts entered by the Court on July 3, 2003:

            Misschem Nitrogen:

Marley Cooling Tower
Knighthawk Engineering (formerly Borsig)
Martin Marietta Basic Product, Magnesia Specialties Division
Premier Services Corporation
Formosa Plastics Corporation
Harcros Chemicals
Corsicana Technologies, Inc.
Bareco Products
Cinergy Marketing & Trading, L.P. (Cinergy)
American Citadel Guard, Inc.
Entergy Mississippi, Inc.
Southern Heat Exchanger Corp.

            Mississippi Phosphates:

                        K.R. Bories Construction Company
                        ArrMaz Products
                        V.I.P. International
                        Chevron U.S.A. Product Company
                        Cheney Lime and Cement Company
                        Southern Lime Company
                        English Boiler and Tube, Inc.

            Triad Nitrogen, LLC:

                        Harcros Chemicals, Inc.
                        Formosa Plastics Corporation
                        Lofton Staffing Services
                        Entergy Louisiana, Inc.
                        Borden Chemical, Inc.

1

            Mississippi Potash:

                        Akzo Chemicals, Inc.
                        DPC Industries, Inc.
                        Chevron Phillips Chemical Co.
                        LSI Lubrication Services, LP
                        Joy Manufacturing Company
                        DBT Industries, Inc.
                        Plant Services
                        Eimco Coal & Machinery

            Mississippi Chemical Corporation

                        Crescent Technology, Inc.
                        Peel Consulting, PLLC

            Melamine Chemicals, Inc.

                        Entergy Louisiana, Inc.

(3)           The executory contract with Blue Cross & Blue Shield of Mississippi, Inc., described in and assumed pursuant to the Agreed Order Approving Assumption of Executory Contract with Blue Cross & Blue Shield of Mississippi, Inc. entered by the Court on August 7, 2003

(4)           The executory contract with Defense Energy Service Center, described in and assumed pursuant to the Order Granting Motion Pursuant to § 365 for Approval of Assumption of Executory Contract with Defense Energy Service Center entered by the Court on August 19, 2003

(5)           The lease agreement with Caterpillar Financial Services Corporation, described in and assumed pursuant to the Final Order on Motion of Caterpillar Financial Services Corporation to Compel Acceptance or Rejection of a Lease Agreement and to Lift the Automatic Stay, and Order on Motion of Debtors to Extend Time for Acceptance or Rejection of a Lease Agreement with Caterpillar Financial Services Corporation entered by the Court on November 7, 2003

(6)           The lease agreement with CitiCapital Vendor Finance, Inc., described in and assumed pursuant to the Agreed Order Accepting Lease Contract entered by the Court on November 7, 2003

(7)           The executory contracts and leases with the following parties, described in and assumed and assigned pursuant to the Order Authorizing Sale of Transferred Assets Free and Clear of Liens, Claims and Interests and Assumption and Assignment of Executory Contracts in Connection Therewith (Potash) entered by the Court on February 12, 2004 (these executory contracts and leases are attached as Exhibit A thereto):

2

Leases:

Cantex Management Corporation, as agent for 2261 Brookhollow, L.P.
IMC Potash Carlsbad, Inc. (2 land-use licenses)
Potassium and Mining leases with  the U.S. Government
Potassium and Mining leases with the State of New Mexico
Xcel Energy (substation lease agreement)
2261 Brookhollow, L.P.
Utility Engineering Corporation (substation lease agreement)

            Contracts:

                        R.L. Moore (Key Executive Retention and Severance Agreement)

                        Randy Foote (Key Executive Retention and Severance Agreement)

                        PCS Sales (USA), Inc. (exclusive sales representative agreement)

                        Xcel Energy

The Balcony of McComb, Inc.

                        Duke Energy Field Services, L.P.

                        Agapito Associates

                        AgriEmpresa, Inc. (sales)

                        AgriEmpresa, Inc. (storage-Kansas City)

                        Agriliance, LLC (storage)

                        Akzo Chemicals*

                        American Plant Food

                        Bakersfield Quality Distribution

                        Bill Barr & Co., Inc.

                        BNSF (Burlington Northern Santa Fe Railroad)

                        Chevron Phillips Chemical Co.*

                        David L. Menefee

                        DBT America, Inc.*

                        DPC Industries, Inc.*

                        Fenner Nationwide/Scandura

                        Highland Machinery

                        Joy Manufacturing Company*

                        Lafarge

                        Larry Roberson (safety training)

                        Lasalle National Leasing

                        Lavoid Holloway (sales consulting)

                        Lea County Electric Cooperative

                        LSI Lubrication Services*

                        Norris Vibration Consulting

                        The Scotts Company

                        Southern Union Gas Company

* Indicates that the executory contract was previously assumed by the Order Granting Amended Motion Pursuant to § 365 for Approval of Assumption of Executory Contracts entered by the Court on July 3, 2003.

3

                        Stewart & Stevenson Services

                        Verdegaal Brothers

                        Valor Telecom
________________________
          *   Indicates that the executory contract was previously assumed by the Order Granting Amended Motion Pursuant to § 364 for Approval of Assumption of Executory Contracts enteres by the Court on July 3, 2003.

(8)           The executory contract with Centerpoint Energy Gas Services, Inc., described in and assumed pursuant to the Order Approving Assumption of Executory Contract with Centerpoint Energy Gas Services, Inc. entered by the Court on March 29, 2004

4

SCHEDULE 13.3

Plan Supplement Documents

(1)               Management Incentive Plan

(2)               Management Services Agreement

(3)               Mississippi Department of Environmental Quality administrative order or written agreement

(4)               New MissChem Articles of Incorporation and Bylaws

(5)               New MissChem Mezzanine Note

(6)               New MissChem Mezzanine Note Security Documents

(7)               New MissChem guaranty agreement regarding retiree benefits and Pension Plan obligations

(8)               New MissChem Revolver Loan documents

(9)               New MissChem Term Loan documents

(10)             New MissChem Warrants

(11)             Offtake Pass-Through Agreement

(12)             Offtake Shipping Pass-Through Agreement

(13)             Old MissChem Articles of Incorporation, Bylaws and other corporate documents

(14)             Old MissChem conveyance documents to New MissChem

(15)             Old MissChem Flow-Through Note

(16)             Old MissChem Flow-Through Note Security Documents

(17)             Old MissChem Preferred Stock certificate or other documents